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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF REGISTRANT

                                                         Jurisdiction of
Name(1)                                            Incorporation/Organization
-----                                              --------------------------
The Brighton Industries Corporation                       Delaware
Brighton Electronics Corporation Ltd.                     Hong Kong
Brighton Elevator Corporation Limited                     Hong Kong
Brighton Equipment Corporation Limited                    Hong Kong
Brighton OLTP Systems Limited                             Hong Kong
Aria Wireless Systems (China) Limited                     Hong Kong
Beijing Brighton STAQ Electronic System Co., Ltd.         China


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(1)     The subsidiary is doing business under the same name unless otherwise indicated.